EXHIBIT 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors

New Century Financial Corporation:

We consent to the incorporation by reference in this registration statement on Form S-8 of New Century Financial Corporation of our report dated October 11, 2004, with respect to the supplemental consolidated financial statements of New Century Financial Corporation and subsidiaries as of December 31, 2003 and 2002 and for each of the years in the three-year period ended December 31, 2003, and to the reference to our firm under the heading “Experts” in the prospectus.

Our opinion includes a paragraph that states that the supplemental consolidated financial statements give retroactive effect to the merger of a wholly-owned subsidiary New Century Financial Corporation with and into New Century TRS Holdings, Inc. on October 1, 2004, which has been accounted for similar to a pooling of interests as described in Note 1 to the supplemental consolidated financial statements. Generally accepted accounting principles proscribe giving effect to a consummated business combination accounted for similar to the pooling of interests method in financial statements that do not include the date of consummation. These financial statements do not extend through the date of consummation. However, they will become the historical consolidated financial statements of New Century Financial Corporation and subsidiaries after financial statements covering the date of consummation of the business combination are issued.

/s/ KPMG LLP

Los Angeles, California

February 3, 2005